Exhibit 10.25

PURCHASE/LEASEBACK AGREEMENT
Buyer:	Seller:
COMDISCO LABORATORY AND	EXELIXIS, INC.
SCIENTIFIC GROUP, A DIVISION OF	170 Harbor Way
COMDISCO, INC.	So. San Francisco, California 94083
6111 North River Road
Rosemont, Illinois 60018

  PURCHASE: Seller agrees to sell and Buyer agrees to purchase from Seller the equipment listed below (the "Equipment") in accordance with the terms and conditions specified in this Purchase/Leaseback Agreement dated as of August 2, 2000.

Item Number	Qty.	Mfg.	Machine Type/Feature	Description	Serial Number
Various Equipment listed and described in the attachments made hereto

  PURCHASE PRICE: $5,954212.99. The Purchase Price is due upon execution of this Agreement ("Payment Date"). Seller agrees to provide Buyer with all purchase documentation associated with Seller's purchase of the Equipment from the vendor ("Vendor"), including the Vendor's quotation, invoices, and Bill of Sale to Seller (collectively, "Proof of Ownership") within sixty (60) days of the Payment Date. Seller also agrees to cooperate with Buyer in obtaining any UCC releases (Form UCC-3) deemed necessary by Buyer for the Equipment within ninety (90) days of the Payment Date. If Seller is unable to provide Buyer with Proof of Ownership for the Equipment, or the UCC-3 releases as set forth above, then (i) Buyer will notify Seller, (ii) Seller will immediately refund to Buyer the Purchase Price for such Equipment plus interest at the rate of 15% per annum until the date of Buyer's receipt of the refunded Purchase Price, and (iii) all obligations of either party with respect to such Equipment will thereafter terminate. If Buyer receives the refunded Purchase Price within ten (10) days of Seller's receipt of Buyer's notice, no interest will be due on the refunded Purchase Price.

  LEASEBACK: This Agreement is contingent upon Seller leasing the Equipment from Buyer pursuant to the Equipment Schedule Nos. SG-01 and SG-02 to the Master Lease Agreement dated August 2, 2000 between Seller, as Lessee, and Buyer, as Lessor (collectively the "Lease").

  WARRANTY: SELLER MAKES NO WARRANTIES OTHER THAN THOSE SPECIFICALLY SET OUT IN THIS AGREEMENT (IF ANY), AND SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

  TITLE: Title to the Equipment will be free and clear of all liens, claims and encumbrances of any kind and will vest in Buyer upon payment of the full Purchase Price. Upon request, Seller will provide Buyer with a Bill of Sale to evidence such title.

  TAXES: Buyer warrants that it is in the business of buying and selling laboratory and scientific equipment and that the purchase of the Equipment is for the purpose of resale only.

  GOVERNING LAW: Illinois

  MULTIPLE COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and of equal force and effect.

  MISCELLANEOUS: Seller agrees to and will indemnify and hold Buyer harmless from and against all liens, costs, expenses, damages or claims, including reasonable attorney's fees, arising out of the performance of Seller's obligations, the breach by Seller of its obligations, defects in the Equipment or any misrepresentation by Seller under this Agreement.

Exelixis, Inc. As Seller By: (authorized signature) Date:	COMDISCO LABORATORY AND SCIENTIFIC GROUP, A DIVISION OF COMDISCO, INC. As Buyer By: (authorized signature) Date: